Exhibit 99.1

Oxbridge Highlights Strong 2025–26 Performance, Platform Expansion, and Market Opportunity; Reports Q4 and Full-Year Results

GRAND CAYMAN, Cayman Islands (March 30, 2026) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a leader in digitizing reinsurance securities as tokenized real-world assets (RWAs), together with its subsidiary SurancePlus, today reported its results for the three months and year ended December 31, 2025.

SurancePlus 2025–2026 Tokenized Reinsurance Update

SurancePlus continues to demonstrate strong performance across its 2025–2026 tokenized reinsurance offerings. The Balanced Yield Token (EtaCat Re), which initially targeted a 20% annual return, is now anticipated to achieve a 25% return, and the High Yield Token (ZetaCat Re) remains on track to achieve its 42% return target. These results reflect our portfolio’s disciplined underwriting approach and highlight how tokenized reinsurance can deliver consistent, uncorrelated returns within the $750 billion total addressable reinsurance market.

Platform Expansion and Ecosystem Growth

The Company has advanced the SurancePlus platform through a series of strategic partnerships designed to expand global distribution, infrastructure, and interoperability:

●	We have established a strategic presence in the Solana ecosystem through our partnership with Alphaledger, positioning SurancePlus within one of the leading blockchain platforms for real-world asset adoption, with support from ecosystem participants including the Solana Foundation.
●	Formed a strategic collaboration with LayerZero, enabling distribution of SurancePlus offerings across more than 160 blockchain networks

In parallel, we have increased our targeted marketing and investor engagement initiatives, contributing to growing awareness and expanding participation.

Catastrophe Risk and 2026–2027 Outlook

The Company is preparing for the 2026–2027 contract cycle and its two tokenized reinsurance offerings, T20 and T42, which are targeting an annual return of 20% and 42%, respectively. Industry commentary, including widely followed reporting by Artemis referencing forecasts from AccuWeather, indicates that the 2026 Atlantic hurricane season is expected to be positively influenced by El Niño conditions, which have historically been associated with reduced overall storm activity.

Strategic Outlook

We believe our current market valuation does not fully reflect the strength of our balance sheet, including our approximately $6.9m cash and restricted cash position, the performance of its existing tokenized reinsurance offerings, or the earnings potential of its platform and future opportunities.

Management is also evaluating opportunities to expand the SurancePlus model into additional high-quality, cash-generating assets, including the potential tokenization of data centre revenue streams and other opportunities aligned with the growth of artificial intelligence infrastructure. These initiatives are intended to broaden the Company’s tokenization footprint and support long-term shareholder value creation.

Looking Ahead

The Company remains focused on scaling the SurancePlus platform, expanding global distribution, and executing on its growing pipeline of tokenized real-world asset opportunities.

With strong performance across its current offerings, expanding access through strategic partnerships, and continued innovation in product structure, the Company is well positioned to build on its momentum as it enters the 2026–2027 contract cycle.

Jay Madhu Chairman and CEO commented, “We are pleased with the continued strong performance of our RWA tokenized reinsurance platform, with our Balanced-Yield Token tracking 25%, ahead of its 20% target, and our High-Yield Token tracking its 42% target. As we enter the 2026–2027 contract cycle, we are targeting returns of 20% and 42% for our T20 and T42 offerings.

We have also made meaningful progress expanding our platform, including our entry into the Solana ecosystem and distribution across more than 160 blockchain networks. Looking ahead, we are excited about the upcoming year, including recent reporting from Artemis, indicating El Niño conditions may support a reality of storm numbers being around or even below historical averages.

In parallel, we are evaluating advanced opportunities to extend our model into additional high-quality, cash-generating assets, including the tokenization of data center revenues aligned with the growth of artificial intelligence. We also believe our current market valuation does not fully reflect the strength of our balance sheet, including our cash and restricted position, nor the opportunities we see to drive incremental shareholder value.”

Financial Performance

Net premiums earned for the three months ended December 31, 2025 decreased to $555,000 from $595,000 for the quarter ended December 31, 2024. The decrease is due to lower weighted average rate on reinsurance contracts in force during the quarter ended December 31, 2025, when compared to the prior period.

Net premiums earned for the years ended December 31, 2025 and 2024 was approximately $2.3 million.

Net income for the quarter ended December 31, 2025 was $120,000, or $0.02 basic and diluted income per share compared to a net loss of $460,000, or ($0.05) basic and diluted loss per share, for the quarter ended December 31, 2024. The decrease in net loss is primarily due to the allocation of underwriting losses to tokenholders coupled with a decrease in negative change in fair value of equity securities and unrealized loss on other investments and increase in investment and other income during the quarter ended December 31, 2025 when compared with the prior period.

Net loss for the year ended December 31, 2025 was $2.08 million, or ($0.28) basic and diluted loss per share compared to a net loss of $2.73 million, or ($0.45) basic and diluted loss per share, for the year ended December 31, 2024. The change is primarily due to the higher overall revenues driven by significant decrease in unrealized loss on other investments, partially offset higher expenses and higher underwriting losses borne by tokenholders during the year ended December 31, 2025, when compared with the prior period.

For the three months ended December 31, 2025, total expenses, including policy acquisition costs and general and administrative expenses, increased to $1.04 million from $497,000 for the quarter ended December 31, 2024. The increase is primarily due to the recording of underwriting losses incurred during the quarter as a result of adverse loss development on one of our contracts affected by Hurricane Milton, as well as increased general and admin expenses when compared with the prior period.

For the year ended December 31, 2025, total expenses, including policy acquisition costs, loss and loss adjustment expenses and general and administrative expenses, increased to $6.04 million from $2.17 million for year ended December 31, 2024. The increase is primarily due to the recording of losses on reinsurance contracts, increased professional costs relating to investor relations, our web3 subsidiary tokenization costs, S-3 related costs, increased human resources and personnel costs and legal expenditures.

As of December 31, 2025, our restricted cash and cash equivalents increased by $1.08 million to $6.98 million, from $5.89 million as of December 31, 2024. The increase is primarily due to new collateral deposits for treaty year ending May 31, 2026, more than offsetting funds being released from the underlying trusts for loss payments during 2025 relating to Hurricane Milton.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio increased to 119.9% for the year ended December 31, 2025, from 0% for the year ended December 31, 2024. This was due to the losses recognized on our reinsurance contracts affected by Hurricane Milton.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business. The acquisition cost ratio remained consistent at 11.0% for the year ended December 31, 2025 when compared with the prior comparative period.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. For the year ended December 31, 2025, the expense ratio increased to 144.2%, from 94.3% for the year ended December 31, 2024. The increase is primarily due to increased professional costs relating to investor relations and our web3 subsidiary marketing and operations, renewed S-3 related costs, increased human resources and personnel costs and legal expenditures during the year ended December 31, 2025, when compared with the prior comparable period.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. For the year ended December 31, 2025, the combined ratio increased to 264.1%, from 94.3% for the year ended December 31, 2024. The increase is due to higher general and administrative expenses and the losses incurred during the year ended December 31, 2025, when compared with the prior comparable period.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: March 30, 2026

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 15 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280

media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until April 13, 2026.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13759252

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 30th March 2026. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31,
	2025	2024

Assets
Investments:
Equity securities, at fair value (cost: $0 and $1,532)	-	113
Cash and cash equivalents	268	2,135
Restricted cash and cash equivalents	6,708	3,758
Premiums receivable	766	1,059
Other investments	-	48
Deferred policy acquisition costs	102	109
Operating lease right-of-use assets	43	148
Prepayment and other assets	150	94
Property and equipment, net	16	1
Total assets	$8,053	7,465

Liabilities and Shareholders’ Equity
Liabilities:

Reserve for losses and loss adjustment expenses	91	-
Notes payable to noteholders	118	118
Losses payable	73	-
Unearned premiums reserve	926	991
Operating lease liabilities	43	148
Accounts payable and other liabilities	309	366
Total liabilities	1,560	1,623

Mezzanine Equity
Due to EpsilonCat Re / DeltaCat Re / EtaCat Re / ZetaCat Re Tokenholders	518	1732

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 500,000,000 shares authorized; 7,664,122 and 6,379,002 shares issued and outstanding)	6	6
Additional paid-in capital	38,047	34,105
Accumulated Deficit	(32,137)	(30,163)
Total Oxbridge shareholders’ equity	5,916	3,948
Non-controlling interests	59	162.00
Total shareholders’ equity	5,975	4,110
Total liabilities, mezzanine and shareholders’ equity	8,053	7,465

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenue
Assumed premiums	53	-	2,275	2,379
Change in unearned premiums reserve	502	595	12	(76)

Net premiums earned	555	595	2,287	2,303
SurancePlus fee income	-	-	1	312
Net investment and other income	63	60	314	248
Realized gain on other investments			35	-
Interest and gain on redemption of Series A-1 preferred shares	-	47	-	47
Interest and gain on redemption of loan receivable	-	-	-	41
Unrealized loss on other investments	-	(208)	(20)	(2,145)
Change in fair value of equity securities	(42)	(72)	(40)	(260)

Total revenue	$576	422	$2,577	546

Expenses
Losses and loss adjustment expenses	449	-	2,742	-
Policy acquisition costs and underwriting expenses	61	66	252	254
General and administrative expenses	531	431	3,046	1,917

Total expenses	$1,041	497	$6,040	2,171

Loss before loss (income) attributable to tokenholders and non-controlling interests	(465)	(75)	(3,463)	(1,625)
Loss (income) attributable to tokenholders	689	(246)	1,386	(962)
Income (loss) before income attributable to non-controlling interests	224	(321)	(2,077)	(2,587)
Income attributable to non-controlling interests	(104)	(139)	(2)	(139)

Net income (loss) attributable to ordinary shareholders	120	(460)	(2,079)	(2,726)

Loss per share attributable to ordinary shareholders
Basic and Diluted	0.02	(0.05)	(0.28)	(0.45)

Weighted-average shares outstanding
Basic and Diluted	7,664,122	6,121,020	7,389,822	6,099,051

Performance ratios to net premiums earned:
Loss ratio	80.9%	0.0%	119.9%	0.0%
Acquisition cost ratio	11.0%	11.1%	11.0%	11.0%
Expense ratio	106.7%	83.5%	144.2%	94.3%
Combined ratio	187.6%	83.5%	264.1%	94.3%